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                                                                   Exhibit 10.21

August 5, 1999

Mr. Kazuo Kimata
President and Chief Executive Officer
MECS CORPORATION
28 Jhonou, Kitaima
Bisai-shi, Aichi 494-8508
Japan

Re: Cooperation Agreement

Mr. Kimata:

By this letter we formalize our understandings with respect to the interim cooperation contemplated by our Term Sheet dated August 5, 1999 and create the framework for shared success. Pending the conclusion of "Phase II" or any earlier termination of our efforts to conclude de Definitive Agreements, the parties acknowledge that it will be highly desirable to make joint efforts with respect to specific opportunities in Japan. For example, both MECS and Asyst have made or contemplate making proposals to Applied Materials Japan, Anelva, Ulvac and Sony's Oem Metrology Group. These prospective customers, in turn, have expressed a desire to have us present our SMIF and robotics systems to them in a more integrated manner. If such a joint proposal were accepted, then corresponding work would have to be done in a closely coordinated manner, invoiced, warrantied and supported. If our joint proposal is accepted by the relevant customer, we agree to proceed on the basis of the terms set forth in our joint proposal, notwithstanding the failure to conclude the Definitive Agreements.

Until either of us elects to discontinue these efforts, we each agree to negotiate in good faith the specific written terms of any joint proposal to the previously identified prospective customers, and any other prospect subsequently mutually agreed upon in writing, and thereafter to implement such proposal as agreed in writing. In some cases, Asyst will take the lead in developing an opportunity, presenting the proposal and executing the agreed upon scope of work. In other cases, MECS will take the lead. There will be numerous variations of the foregoing. In all cases, a party will defer to the other's area of expertise. Collection, payment, warranty and support terms between the parties will be specifically negotiated in each instance. Neither party can bind the other to any terms with a third party without the prior express written approval of the other. No partnership is intended or created. Each project will therefore be a specific contractual arrangement, with one party acting as a subcontractor to the other, as mutually agreed and tailored to specific circumstances. Customary terms will be relied upon whenever

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possible, including with respect to indemnification. Such cooperation does not create a license to either party's intellectual property rights, unless specifically agreed to in a written and detailed scope of work for a specific project. Prior to embarking on the negotiation of any joint project, the parties will enter a standard mutual confidentiality and nonuse agreement customized to the specific project.

If the foregoing is acceptable, kindly sign and return a copy of this letter to me as soon as possible.

Sincerely,



/s/ Mihir Parikh
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Mihir Parikh
Chairman and Chief Executive Officer


Agreed as of the date hereof.


/s/ Kazuo Kimata
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Kazuo Kimata
President and Chief Executive Officer

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